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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of RBX Corporation (the "Successor")
Roanoke, Virginia

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-82630 of RBX Corporation of our report dated March 27, 2002, (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the reorganization proceedings under Chapter 11 of the Federal Bankruptcy Code and the restatement of the consolidated statements of operations of RBX Group, Inc. for the years ended December 31, 1999 and 2000 and for the eight months ended August 27, 2001), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of RBX Corporation, listed in
Item 16(b). This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  DELOITTE & TOUCHE LLP

Richmond, Virginia
July 12, 2002